As filed with the Securities and Exchange Commission on July 17, 2026

Registration No. 333-129321

Registration No. 333-140008

Registration No. 333-148880

Registration No. 333-170101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7 TO REGISTRATION STATEMENT ON FORM S-1 (NO. 333-129321)

POST-EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT ON FORM S-1 (NO. 333-140008)

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-1 (NO. 333-148880)

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-1 (NO. 333-170101)

UNDER

THE SECURITIES ACT OF 1933

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	1040	84-1473173
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7887 East Belleview Avenue, Suite 1100

Denver, Colorado 80111

(303) 320-7708

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Allen Palmiere

Chief Executive Officer

7887 East Belleview Avenue, Suite 1100

Denver, CO 80111

(303) 320-7708

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment is being filed to deregister all of the securities that were previously registered and not sold pursuant to the above referenced registration statements.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note – Deregistration of Securities

This Post-Effective Amendment relates to the following registration statements (collectively, the “Registration Statements”) previously filed by Gold Resource Corporation, a Colorado corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form SB-2 (File No. 333-129321), as amended, for the offering (i) by the Company of up to 7,000,000 shares of the common stock, par value $0.001 per share, of the Company and (ii) by selling shareholders of up to 8,910,707 shares of common stock, par value $0.001 per share, of the Company;

•	Registration Statement on Form SB-2 (File No. 333-140008), as amended, for the offering by selling shareholders of up to 5,859,700 shares of common stock, par value $0.001 per share, of the Company, as declared effective by the SEC on February 2, 2007;

•	Registration Statement on Form SB-2 (File No. 333-148880), as amended, for the offering by selling shareholders of up to 11,133,545 shares of common stock, par value $0.001 per share, of the Company, as declared effective by the SEC on February 7, 2008; and

•	Registration Statement on Form S-1 (File No. 333-170101), as amended, for the offering of up to 3,475,000 shares of the common stock, par value $0.001 per share, of the Company, as declared effective by the SEC on November 18, 2010.

On July 17, 2026, pursuant to the Arrangement Agreement and Plan of Merger, dated January 25, 2026 and amended on May 15, 2026, by and among the Company, Goldgroup Mining Inc., a corporation incorporated under the laws of the province of British Columbia (“Goldgroup”), and Goldgroup Merger Sub Inc., a Colorado corporation and wholly owned subsidiary of Goldgroup (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Goldgroup.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 17, 2026. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

GOLD RESOURCE CORPORATION

By:	/s/ Allen Palmiere
	Name:	Allen Palmiere
	Title:	Chief Executive Officer

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